Exhibit 99.1

Ronald J. Tanski Joins CMS Energy and Consumers Energy Boards of Directors

JACKSON, Mich., Nov. 8, 2019 – Ronald J. Tanski has been elected to CMS Energy's Board of Directors, effective November 8, 2019. Tanski served as president and chief executive officer of National Fuel Gas Company (“National Fuel”), a diversified energy company from March 2013, through his retirement on July 1, 2019. Tanski joined National Fuel as an attorney in 1979 and served in positions of increased responsibility during his career. Tanski continues to serve as a director of National Fuel. He is also joining the Board of Directors of Consumers Energy, the principal subsidiary of CMS Energy.

Tanski brings 40 years’ experience in both the regulated and non-regulated gas business. Having begun his career as an attorney with National Fuel, the Boards will benefit from his legal knowledge and experience. Tanski was a member of the American Gas Association and the Interstate Natural Gas Association of America (“INGAA”), having served as INGAA's chair. Tanski serves on the board of managers of the Buffalo Museum of Science.

Tanski will serve on the Compensation and Human Resources and Finance Committees for each of the CMS Energy and Consumers Energy Boards.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

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Media Contacts: Katie Carey, 517/788-2395 or Brian Wheeler, 517/788-2394

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590